UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K/A

Current Report

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report: November 25, 2008 (Date of earliest event reported): November 24, 2008

MAXIM TEP, INC.

(Exact name of registrant as specified in its charter)

TEXAS	000-53093	20-0650828
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

9400 Grogan’s Mill Road, Suite 205

The Woodlands, Texas 77380

www.maximtep.com

(Address of principal executive offices)

Registrant’s Telephone Number, Including Area Code: (281) 466-1530

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01 Changes in Registrant’s Certifying Accountant

As of November 19, 2008, the Registrant dismissed Pannell Kerr Forster of Texas, P.C. (“PKF”) as its independent registered public accounting firm as approved by the Audit Committee of the Board of Directors.

PKF had been or principal independent accountants and had reported on the financial statements for the fiscal years ended December 31, 2007 and 2006 and the interim periods through September 30, 2008. The audit report of PKF on the consolidated financial statements of Maxim Tep, Inc. as of and for the fiscal years ended December 31, 2007 and 2006 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to audit scope or accounting principles.

In connection with the audits of the Company’s consolidated financial statements for the fiscal years ended December 31, 2007 and 2006 and through the date of this current report, there were: (1) no disagreements between Maxim and PKF on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of PKF, would have caused PKF to make reference to the subject matter of the disagreement in their report on Maxim’s consolidated financial statements for such year, and (2) no reportable events within the meaning set forth in Item 304 of Regulation S-K.

Maxim provided PKF with a copy of this Current Report on Form 8-K/A before it was filed and requested that they furnish us a letter, addressed to the Securities and Exchange Commission, stating whether they agree with the information disclosed in this Current Report. A copy of the letter dated November 25, 2008, furnished by PKF in response to that request is filed herewith as Exhibit 16.1.

The Company is current evaluating several qualified registered independent public accounting firms as their replacement which the Company expects to make a selection in the near term.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors;

On November 19, 2008 Maxim TEP, Inc., held a Board meeting and announced the election of Mr. Robert C. Johnson to serve on the Company’s Board of Directors and the removal of Peter O’Neill from the Company’s Board of Directors.

Mr. Johnson graduated with a Professional Degree in Petroleum Engineering from the Colorado School Of Mines in 1966. He also attended Advanced Management School at the University of Virginia in 1981. He joined Amoco Production Co. after graduation and advanced through numerous engineering and management positions during his over 19 year tenure. His final position was as Regional Production Manager in Houston Texas where he was responsible for all production operations in eight states with a manpower level of 2800 including three Division offices, eight District offices and fifteen gasoline plants. He left Amoco in 1985 and joined Held By Production, Inc (HBP) in Houston Texas where as President and COO he was responsible for managing all of the oil and gas assets of a private individual with holdings in Texas, Louisiana, Kansas and Utah. He formed a $25 million Development Drilling Program while at HBP and served as the managing general partner. In 1989 Mr. Johnson purchased an old-line (1953) manufacturing company in Denver, Colorado (Cyclo Manufacturing Co) and merged a large portion of it into a publicly traded company in 2001. Mr. Johnson started a mattress manufacturing company in 1999 serving as Chairman and CEO and sold his controlling interest in 2003. Mr. Johnson is currently retired from active company management but continues to stay involved in the oil and gas industry as well as other personal investments.

Item 9.01 Financial Statements and Exhibits

Exhibit 16.1 Certified Accountants letter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

MAXIM TEP, INC.
Dated: November 25, 2008	By:	/s/ Robert D. Johnson
	Name:	Robert D. Johnson
	Title:	President and Chief Operating Officer